Orgenesis Inc. Appoints Ex FDA Officer and Diabetes Authority to Scientific Advisory Board

WHITE PLAINS, NY – (MARKETWIRE – April 23, 2012) – Orgenesis Inc. (OTCBB: ORGS) (“Orgenesis” or the “Company”), a development stage company with a novel therapeutic technology dedicated to convert a patient’s own liver cells into functional insulin-producing cells as a treatment for diabetes, is very pleased to announce the appointment of Dr. G. Alexander Fleming, M.D. to the Company’s Scientific Advisory Board.

Dr. Fleming is a board certified endocrinologist with medical and research training at Emory, Vanderbilt, and National Institutes of Health. He served as reviewer and supervisory medical officer for 12 years at the FDA and brings extensive clinical experience and regulatory responsibility in the therapeutic area of diabetes and other general metabolic, bone, and endocrine disorders, growth and development, nutrition, lipid-lowering compounds, and reproductive indications. He led reviews of landmark approvals including those of the first statin, insulin analog, metformin, PPAR-agonist, and growth hormone for non-GH deficiency indications. He was responsible for the regulation of the earliest biotech products including human insulin and growth hormone. Dr. Fleming helped to shape a number of FDA policies and practices related to therapeutic review and regulatory communication and represented FDA at the International Conference on Harmonisation (ICH) and the World Health Organization, where he was stationed in 1992-93.

He serves on numerous scientific advisory boards, expert committees, and corporate boards. He has continued to promote dialogue and creativity within the community of therapeutic developers. Dr. Fleming has authored the book, “Optimizing Development of Therapies for Diabetes” and a wide variety of scientific and policy publications. He has served as an invited editorialist to The New England Journal of Medicine and as a commentator on National Public Radio.

Company CEO Jacob BenArie commented, “As we continue to move towards advanced stage trials of our technology, the need to ensure our research is not only scientifically sound, but also compliant with senior medical regulatory approval organizations is of paramount importance. With the advice and guidance of Dr. Fleming we feel certain that we can focus our efforts efficiently in order to maximize our ability to achieve our stated goals as quickly as possible.”

Dr. Fleming responded, I am honored to support a program that not only has major potential for helping patients but is driven by fascinating, elegant science. I am focusing my passion and energy around solutions to restore normal insulin secretion in people with diabetes, which is the fundamental unmet clinical need stretching across the entire spectrum of diabetes. I believe Orgenesis can advance Sarah Ferber’s technology into a breakthrough treatment if not cure of T1 diabetes..

Orgenesis invites interested readers to visit our website at www.orgenesis.com to find out more about the Company and its goal to bring about the end of diabetes as we now know it.

Further details of the Company’s business, finances, appointments and agreements can be found as part of the Company’s continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s (“SEC”) EDGAR database. For more information visit: www.orgenesis.com.

About Orgenesis Inc. (OTCBB: ORGS)
Orgenesis is a development stage company with a novel therapeutic technology that employs a molecular and cellular approach directed at converting a patient’s own liver cells into functional insulin producing cells, as a treatment for diabetes. The Company believes that converting the diabetic patient’s own tissue into insulin-producing cells overcomes the problem of donor shortage and removes the risk of transplant rejection. If successful, this could mean the end of diabetes as we now know it. For more information visit: www.orgenesis.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements” which are not purely historical. Such forward-looking statements include, among other things, the expectations of management that our regeneration technology can be developed as therapeutic treatment for diabetes. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits the Company will obtain from them. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies ..which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to retain key employees and our ability to finance development or satisfy the rigorous regulatory requirements for new medical procedures. Competitors may develop better or cheaper alternatives to our products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.

On Behalf of the Board
Orgenesis Inc.

Vered Caplan, Chairperson

Contact:
Investor Relations
Crescendo Communications, LLC
Email: orgs@crescendo-ir.com
Tel: +1-877-560-9060
Web: www.orgenesis.com